Exhibit 23.1

Assentsure PAC UEN – 201816648N 80 South Bridge Road #06-02 Golden Castle Building Singapore 058710 http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A2 of Super Plus Acquisition Corp. of our report dated August 4, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Super Plus Acquisition Corp as of June 30, 2022 and 2021 and for the year ended June 30, 2022 for the periods from April 14, 2021 (inception) through June 30, 2021, included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

Singapore

September 26, 2022